Exhibit 10.15

July 27, 2006

[name]

4150 Network Circle

Santa Clara, CA 95054

Dear [name]:

Sun Microsystems, Inc. (the “Company”), considers it essential to the best interests of its stockholders to attract top executives and to foster the continuous employment of key management personnel. In this connection, the Board of Directors of the Company (the “Board”) recognizes that the possibility of a change of control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.

The Board has determined that appropriate steps should be taken to ensure the continuity of management and to foster objectivity in the face of potentially disturbing circumstances arising from the possibility of a change of control of the Company, although no such change is now contemplated. In order to induce you to remain in the employ of the Company and in consideration of your further services to the Company, the Company agrees that effective as of July 27, 2006, you shall receive the severance benefits set forth in this letter agreement (“Agreement”) in the event your employment with the Company terminates subsequent to a Change of Control of the Company (as defined in Section 2(d) hereof) under the circumstances described below. This Agreement supersedes and replaces prior Agreements and/or policies related to severance benefits payable to you following a Change of Control of the Company.

1.	Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect until the earlier of (i) your Separation from Service with the Company other than within twelve (12) months of a Change of Control; (ii) such time as you no longer are a Corporate Executive Officer of the Company (and thereby no longer a member of the ‘Executive Leadership Team’) other than within twelve (12) months of a Change of Control; (iii) once the Company has satisfied all of its obligations under this Agreement; or (iv) the execution of a written agreement between the Company and you terminating this Agreement.

2.	Definitions. As used in this Agreement:

(a)	“Annual Compensation” means the total of

1

[name]

July 27, 2006

(i)	one year of base salary, at the highest base salary rate that you were paid by the Company in the 12-month period prior to the date of your Separation from Service (the “Look-Back Period”);

(ii)	100% of the greatest On Target annual bonus target for which you were eligible within the Look-Back Period, and

(iii)	100% of the greatest On Target Commission for which you were eligible within the Look-Back Period.

(b)	“Beneficial Owner” has the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(c)	“Cause” means (i) any act of personal dishonesty taken by you in connection with your responsibilities as an employee and intended to result in substantial personal enrichment to you, (ii) a willful act by you which constitutes Gross Misconduct and which is injurious to the Company; or (iii) your conviction of a felony which the Board reasonably believes had or will have a material detrimental effect on the Company’s reputation or business.

(d)	“Change of Control” of the Company means and includes, consistent with Section 409A of the Code, each and all of the following occurrences:

(i)	The stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent company) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity, or its parent company, outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.

(ii)	The acquisition by any Person as Beneficial Owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities.

[name]

July 27, 2006

(iii)	A change in the composition of the Board of Directors of the Company as a result of which fewer than a majority of the directors are “Incumbent Directors.” “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof or (B) are elected, or nominated for election, to the Board of Directors with the affirmative votes (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for election as a director without objection to such nomination) of at least three-quarters of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors of the Company).

Any other provision of this Section notwithstanding, the term Change in Control shall not include either of the following events undertaken at the election of the Company:

(x) Any transaction, the sole purpose of which is to change the state of the Company’s incorporation;

(y) A transaction, the result of which is to sell all or substantially all of the assets of the Company to another corporation (the “surviving corporation”); provided that the surviving corporation is owned directly or indirectly by the stockholders of the Company immediately following such transaction in substantially the same proportions as their ownership of the Company’s Common Stock immediately preceding such transaction; and provided, further, that the surviving corporation expressly assumes this Agreement.

(e)	“Code” means the Internal Revenue Code of 1986, as amended.

(f)	“Company” means Sun Microsystems, Inc., a Delaware corporation, and any successor as provided in Section 8 hereof.

(g)	“Determination Date” means each December 31.

(h)	“Disability” means that, at the time your employment is terminated, you have been unable to perform the duties of your position for a period of 180 consecutive days as the result of your incapacity due to physical or mental illness.

(i)	“Good Reason” means the occurrence of one of the following without your express written consent (i) a significant reduction of your duties, position or responsibilities, or your removal from such position and responsibilities, unless

[name]

July 27, 2006

you are offered a comparable position (i.e., a position of equal or greater organizational level, duties, authority, compensation, title and status); (ii) a reduction by the Company in your base compensation (base salary and target bonus) as in effect immediately prior to such reduction; (iii) a material reduction by the Company in the kind or level of employee benefits to which you are entitled immediately prior to such reduction with the result that your overall benefits package is significantly reduced; (iv) you are requested to relocate (except for office relocations that would not increase your one way commute by more than 50 miles); or (v) the failure of the Company to obtain the assumption of this Agreement pursuant to Section 8.

(j)	“Gross Misconduct” means (i) theft or damage of Company property; (ii) use, possession, sale or distribution of illegal drugs; (iii) being under the influence of alcohol or drugs (except to the extent medically prescribed) while on duty or on Company premises; (iv) involvement in activities representing conflicts of interests; (v) improper disclosure of confidential information; (vi) conduct endangering, or likely to endanger, the health or safety of another employee, or (vii) falsifying or misrepresenting information on Company records.

(k)	“Key Employee” means an employee who, on a Determination Date, is (i) an officer of the Company having annual compensation greater than the compensation limit in Section 416(i)(1)(A)(i) of the Code, provided that no more than fifty officers of the Company shall be determined to be Key Employees as of any Determination Date; (ii) a five percent owner of the Company; or (iii) a one percent owner of the Company having annual compensation from the Company of more than $150,000.

(l)	If an employee is determined to be a Key Employee on a Determination Date, then such employee shall be considered a Key Employee for purposes of this Agreement in accordance with Code Section 409A and regulations promulgated thereunder.

(m)	“Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof, including a group as defined in Section 13(d) of the Exchange Act but excluding the Company and any subsidiary and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of such plan acting as Trustee).

[name]

July 27, 2006

(n)	“Separation from Service” means termination of employment with the Company. You shall not be deemed to have Separated from Service if you continue to provide services to the Company in a capacity other than as an employee and if you are providing services at an annual rate that is fifty percent or more of the services you rendered, on average, during the immediately preceding three full calendar years of employment with the Company (or if employed by the Company less than three years, such lesser period) and the annual remuneration for your services is fifty percent or more of the annual remuneration earned during the final three full calendar years of employment (of if less, such lesser period); provided, however, that a Separation from Service will be deemed to have occurred if your service with the Company is reduced to an annual rate that is less than twenty percent of the services you rendered, on average, during the immediately preceding three full calendar years of employment with the Company (or if employed by the Company less than three years, such lesser period) or the annual remuneration for your services is less than twenty percent of the annual remuneration earned during the three full calendar years of employment with the Company (or if less, such lesser period.

(o)	“Severance Payment” means the payment of severance compensation as provided in Section 3 of this Agreement.

3.	Compensation Upon Separation from Service Following a Change of Control. If you Separate from Service on account of (i) an involuntary termination without Cause or (ii) a voluntary termination for Good Reason, within twelve (12) months after a Change in Control, then subject to your signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company as well as Sections 4 and 5 below:

(a)	You will be entitled to a Severance Payment in an amount computed as follows:

(i)	A lump sum payment, paid in accordance with subsection (c) below, equal to three (3) times Annual Compensation; plus

(ii)	The same percentage of Company-paid health and group-term life insurance benefits as were provided to you and your family under plans of the Company as of the Change of Control for a total of twenty-four (24) months, provided that all payments be made prior to December 31 of the second year following the year in which you Separate from Service. Notwithstanding the foregoing, the Company may, at its option, satisfy any requirement that the Company provide coverage under any plan by instead providing coverage under a separate plan or plans providing coverage that is no less favorable.

[name]

July 27, 2006

(b)	The Company agrees that in addition to the payments and benefits provided under Section 3(a), all outstanding stock options, restricted stock, restricted stock units, performance units, performance shares, stock appreciation rights, and long-term incentive cash programs (“Long-Term Incentives”) previously granted to you under any Company stock option or long-term incentive plan (including any options or other Long-Term Incentives assumed by the Company in connection with its acquisition of another entity, all Long-Term Incentives issued in substitution or assumption of such Long-Term Incentives as a result of a Change in Control), whether vested or unvested, shall immediately have their vesting accelerated upon such Separation from Service, and all such outstanding Long-Term Incentives (whether incentive stock options (as defined under Section 422 of the Code) or nonstatutory stock options (i.e., options that are not incentive stock options), or other forms of Long-Term Incentives) shall be exercisable for a period of three (3) months after your Separation from Service, and all restricted stock, restricted stock units, performance units, performance shares and long-term incentive cash programs shall be paid automatically in accordance with subsection (c) below.

(c)	All payments made to you under subsections (a) and (b) shall be made within ten (10) calendar days of your Separation from Service unless on the date that you Separate from Service you are a Key Employee, in which case all payments made to you under subsections (a) and (b) shall be made in the seventh month following your Separation from Service; provided, however, that no payment shall be made to a Key Employee prior to the six-month anniversary of the date the Key Employee’s Separation from Service; provided further, however, that no Severance Payment shall be made to you until the separation agreement and release of claims referenced above becomes effective.

(d)	Notwithstanding anything contained in subsections (a) and (b) above, the Company shall have no obligation to make any payment or offer any benefits to you under this Section 3 if you Separate from Service prior to a Change in Control or if you Separate from Service within twelve (12) months after a Change in Control for Cause, death, Disability, retirement or voluntary resignation other than for Good Reason or if you Separate from Service for any reason after twelve (12) months following a Change in Control.

4.	Parachute Payments. In the event that any payment or benefit received or to be received by you in connection with your Separation from Service with the Company (collectively,

[name]

July 27, 2006

the “Severance Parachute Payments”) would (i) constitute a parachute payment within the meaning of Section 280G of the Code or any similar or successor provision to 280G and (ii) but for this Section 4, be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision to Section 4999 (the “Excise Tax”), then such Payments shall be reduced to the largest amount which would result in no portion of the Severance Parachute Payments being subject to the Excise Tax. In the event any reduction of benefits is required pursuant to this Agreement, you shall be allowed to choose which benefits hereunder are reduced (e.g., reduction first from the Severance Payment, then from the vesting acceleration). Any determination as to whether a reduction is required under this Agreement and as to the amount of such reduction shall be made in writing by the independent public accountants appointed for this purpose by the Company (the “Accountants”) prior to, or immediately following, the Change of Control, whose determinations shall be conclusive and binding upon you and the Company for all purposes. If the Internal Revenue Service (the “IRS”) determines that the Severance Parachute Payments are subject to the Excise Tax, then the Company or any related corporation, as their exclusive remedy, shall seek to enforce the provisions of Section 5 hereof. Such enforcement of Section 5 below shall be the only remedy, under any and all applicable state and federal laws or otherwise, for your failure to reduce the Severance Parachute Payments so that no portion thereof is subject to the Excise Tax. The Company or related corporation shall reduce the Severance Parachute Payments in accordance with Section 4 only upon written notice by the Accountants indicating the amount of such reduction, if any. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Agreement.

5.	Remedy. If, notwithstanding the reduction described in Section 4 hereof, the IRS determines that you are liable for the Excise Tax as a result of the receipt of a Severance Parachute Payment, then you shall, subject to the provisions of this Agreement, be obligated to pay to the Company (the “Repayment Obligation”) an amount of money equal to the Repayment Amount (defined below). The “Repayment Amount” with respect to the Severance Parachute Payments shall be the smallest such amount, if any, as shall be required to be paid to the Company so that your net proceeds with respect to any Payments (after taking into account the payment of the Excise Tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to the Severance Parachute Payments shall be zero if a Repayment Amount of more than zero would not eliminate the Excise Tax imposed on such Severance Parachute Payment. If the Excise Tax is not eliminated through the performance of the Repayment Obligation, you shall pay the Excise Tax. The Repayment Obligation shall be performed within thirty (30) days of either (i) your entering into a binding agreement with the IRS as to the amount of your Excise Tax liability or (ii) a final determination by the IRS or a decision by a court of competent jurisdiction requiring you to pay the Excise Tax with respect to the Severance Parachute Payments from which no appeal is available or is timely taken.

[name]

July 27, 2006

6.	No Mitigation. You shall not be required to mitigate the amount of any payment provided for in Section 3 hereof by seeking other employment or otherwise, nor shall the amount of such payment be reduced by reason of compensation or other income you receive for services rendered after your Separation from Service from the Company.

7.	Exclusive Remedy. In the event of your Separation from Service on account of an involuntary termination without Cause or a voluntary termination for Good Reason within twelve (12) months following a Change of Control, the provisions of Section 3 are intended to be and are exclusive and in lieu of any other rights or remedies to which you or the Company may otherwise be entitled (including any contrary provisions in any employment agreement you may have with the Company), whether at law, tort or contract, in equity, or under this Agreement. You shall not be entitled to any severance benefits, compensation or other payments or rights upon your Separation from Service on account of an involuntary termination (including any benefits under the SMI U.S. Vice President Involuntary Severance Plan or the U.S. Vice President Severance Plan) without Cause or a voluntary termination for Good Reason within twelve (12) months following a Change of Control other than those benefits expressly set forth in Section 3.

8.	Company’s Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in this Section 8, Company includes any successor to its business or assets as aforesaid which executes and delivers this Agreement or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

9.	Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or five (5) days after deposit with postal authorities transmitted by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first or last page of this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10.	Amendment or Waiver. No provisions of this Agreement may be amended, modified, waived or discharged unless you and the Company agree to such amendment, modification, waiver or discharge in writing. No amendment, modification, waiver or discharge of this Agreement shall result in the accelerated payment of any Severance Payment provided for in Section 3. No waiver by either party at any time of the breach of, or lack of compliance with, any conditions or provisions of this Agreement shall be deemed a waiver of the provisions or conditions hereof.

[name]

July 27, 2006

11.	Sole Agreement. This Agreement represents the entire agreement between you and the Company with respect to the matters set forth herein and supersedes and replaces any prior agreements in their entirety. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement will be made by either party which are not set forth expressly herein. No future agreement between you and the Company may supersede this Agreement, unless it is in writing and specifically make reference to this Section 11.

12.	Employee’s Successors. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amounts are still payable to you hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or, if there be no such designees, to your estate.

13.	Funding. This Agreement shall be unfunded. Any payment made under the Agreement shall be made from the Company’s general assets.

14.	Waiver. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

15.	Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

16.	Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

17.	Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

18.	Applicable Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of California (with the exception of its conflict of laws provisions). This Agreement is intended to comply with Section 409A of the Code and the regulations promulgated thereunder.

19.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

[name]

July 27, 2006

If the foregoing conforms to your understanding, please indicate your agreement to the terms hereof by signing where indicated below and returning one copy of this Agreement to the undersigned.

IN WITNESS WHEREOF, this Agreement is executed effective as of the date set forth above.

Sincerely,

SUN MICROSYSTEMS, INC.

Michael A. Dillon Executive Vice President, General Counsel and Secretary

ACCEPTED AND AGREED TO AS OF

THE DATE FIRST SET FORTH ABOVE:

[name]